Pfizer Inc
235 East 42nd Street
New York, NY 10017

May 9, 2013

Via Email

Mr. Remi Barbier
Chief Executive Officer
Pain Therapeutics, Inc.
7801 N Capital of Texas Highway
Suite 260
Austin, TX 78731

Dear Remi:

Attached are the FDA meeting minutes from the March 28th Type C meeting. In summary, it appears there is a regulatory pathway forward for Remoxy subject to guidance provided by the FDA as stated in the attached minutes.

Over the next several weeks, the Pfizer team will be seeking management endorsement of its plan to move forward. We expect management consideration will include an evaluation of regulatory and technical success, the level of investment required as well as commercial potential given the longer than anticipated delay in responding to the June 2011 Complete Response letter. We are assessing timelines given the new guidance and while they are not yet firm, we believe our response to the June 2011 Complete Response letter will not be submitted to the FDA before mid-2015. Given the years of delay, additional cost incurred to bring the program to this point and development work left in the program, there will be much to consider when we seek management endorsement. We will be reaching out to you shortly to review high-level program timelines and to have a confidential discussion relating to contractual terms in our current agreement.

We want to emphasize that we are proceeding to obtain endorsement of the Remoxy program and that no final decision has been made at this time. You may recall Pfizer's statement during our 3Q 2012 earnings call that a go/no go decision will be forthcoming after the FDA meeting. That go/no go decision has not been made and is pending the team's recommendation for management endorsement over the next several weeks. At this time, we cannot provide an

exact time frame for that decision, but we will share that information with you as soon as we are able.

Best regards,

Alan H. Litwack
Vice President, Global Commercial Development, Cluster Lead

cc: James Brown (DURECT)
Brian Russo